EXHIBIT 10.1

FIRST AMENDMENT
TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is made and dated as of May 31, 2006 and amends the Credit Agreement dated as of May 25, 2005 (as amended, supplemented or otherwise modified prior to the date hereof, the "Credit Agreement") among MENTOR CORPORATION, a Minnesota corporation (the "Borrower"), BANK OF THE WEST, a California banking corporation, as Administrative Agent (in such capacity, the "Administrative Agent"), UNION BANK OF CALIFORNIA, N. A., a national banking association, as Syndication Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Documentation Agent, and the Lenders from time to time party thereto.

At the request of the Borrower made in connection with a proposed Disposition (as such term and other capitalized terms used in this Amendment are defined in the Credit Agreement) of business segments of the Borrower generally classified as "Surgical Urology" and/or "Clinical and Consumer Healthcare," the parties hereto agree as follows:

1.         Amendments.

1(a)  Paragraph 12 of the Credit Agreement is modified to amend the definition of "Pro Forma Basis" and to add new definitions of "Permitted Urology Dispositions," "Urology" and "Urology Purchase Agreements" in correct alphabetical order to read as follows:

"'Permitted Urology Dispositions' shall mean the Dispositions by the Borrower of Urology pursuant to the Urology Purchase Agreements."

"'Pro Forma Basis' shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant after giving effect to the Permitted Urology Dispositions or a Permitted Acquisition, as applicable, calculated on a basis acceptable to the Administrative Agent as if such Disposition or Permitted Acquisition had occurred on the first day of the applicable period (including pro forma adjustments arising out of events which are directly attributable to the Disposition or Permitted Acquisition, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with application of GAAP and Requirements of Law; such pro forma adjustments may include cost savings resulting from head count reductions, closure of facilities and similar restructuring charges or integration activities or other adjustments based on reasonable assumptions by an Authorized Officer of the Borrower, together with such other pro forma adjustments certified as based on reasonable assumptions by an Authorized Officer of the Borrower using, for purposes of determining such compliance, the historical financial statements of the Borrower, its Subsidiaries and any asset Disposed of or acquired in connection with such Disposition or Permitted Acquisition)."

"'Urology' shall mean the business segments of the Borrower known as 'Surgical Urology' and/or 'Clinical and Consumer Healthcare' in the Borrower's public and financial reporting prior to the Permitted Urology Dispositions."

"'Urology Purchase Agreements' shall mean a Purchase Agreement dated as of May 17, 2006 between the Borrower and Coloplast A/S and a Purchase Agreement dated as of May 17, 2006 between the Borrower and Rochester Medical Corporation, a Minnesota corporation."

1(b)  Investments.  Subparagraph (3) of Paragraph 8(b) of the Credit Agreement is amended to (i) delete the word "and" at the end of subparagraph (7), (ii) replace the period (.) at the end of subparagraph (8) with "; and" (iii) amend and restate subparagraph (3) and to add new subparagraphs (9), (10), (11) and (12) after subparagraph (8), each to read as follows:

"(3)  Investments (including intercompany loans) of the Borrower and of the Guarantors in Foreign Subsidiaries and Domestic Subsidiaries, provided (i) there is no Event of Default or Potential Default, (ii) except to the extent that Mentor Minnesota, Inc. is Disposed of in connection with the Permitted Urology Dispositions, Material Domestic Subsidiaries as of the Closing Date at all times remain Material Domestic Subsidiaries and (iii) the aggregate Investment in Foreign Subsidiaries (other than Foreign Subsidiaries acquired in Permitted Acquisitions) does not exceed the Applicable Threshold Amount;

"(9)  Investments (including intercompany loans) by any Subsidiary in the Borrower or any Guarantor;

"(10)  Investments by the Borrower and its Subsidiaries in any Subsidiary of the Borrower in connection with proposed sales of assets or Subsidiaries pursuant to the Urology Purchase Agreements;

"(11)  Investments (including intercompany loans) of any Foreign Subsidiary that is not a Guarantor in any other Foreign Subsidiary; and

"(12)  Investments (including intercompany loans) of any Domestic Subsidiary that is not a Guarantor in any other Domestic Subsidiary."

1(c)  Indebtedness.  Paragraph 8(c) of the Credit Agreement is amended to replace the period (.) at the end of subparagraph (10) with a semicolon (;) and to add a new subparagraph after subparagraph 10 to read as follows:

"(11)  Indebtedness on intercompany loans permitted under subparagraphs (3), (5), (9) and (11) of Paragraph 8(b)."

1(d)  Fundamental Changes.  Paragraph 8(d) of the Credit Agreement is amended to delete the word "and" at the end of subparagraph (1), to replace the period (.) at the end of subparagraph (2) with ";and" and to add a new subparagraph after subparagraph 2 to read as follows:

"(3)  the Borrower and its Subsidiaries may make Permitted Urology Dispositions if, and only if, such Dispositions occur on or prior to June 30, 2006."

1(e)  Dispositions.  Paragraph 8(e) of the Credit Agreement is amended to delete the word "and" at the end of subparagraph (6), to replace the period (.) at the end of subparagraph (7) with ";and" and to add a new subparagraph after subparagraph (8) to read as follows:

"(8)  Execution, delivery and performance of, and Dispositions made pursuant to, the Urology Purchase Agreements."

1(f)  Restricted Payments.  Paragraph 8(f) of the Credit Agreement is amended to replace the period (.) at the end of subparagraph (6) with "; and" and to add a new subparagraph after subparagraph (6) to read as follows:

"(7)  on and after the effective date of the First Amendment to this Agreement, the Borrower and its Subsidiaries may purchase, redeem or otherwise acquire Equity Interests and Subordinated Notes issued by any of them in an aggregate amount not to exceed $250,000,000; Restricted Payments made by the Borrower after the effective date of the First Amendment to this Agreement shall be deemed to be made, first, under this subparagraph (7), and, after the full amount of payments permitted under this subparagraph (7) have been made, then under subparagraph (5) above."

1(g)  Burdensome Agreements.  Paragraph 8(i) of the Credit Agreement is amended and restated to read as follows:

"8(i)  Burdensome Agreements.

"(1)  Enter into any Contractual Obligation (other than this Agreement, the Loan Documents and the Urology Purchase Agreements) that (A) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower, or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; (provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Paragraph 8(c)(5) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness); or (B) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

"(2)  Without the prior written consent of the Administrative Agent, amend, modify or waive or suffer to be amended modified or waived any provision of the Urology Purchase Agreements if the effect thereof would, in any material respect and in a manner materially adverse to the interests of the Lenders, (a) alter the rights or property being sold or transferred, (b) change the purchase price or the date(s) on which such purchase price is payable, (c) limit the right (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower, or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (d) require the grant of a Lien to secure an obligation of the Borrower or any Guarantor if a Lien is granted to secure another obligation of such Person.  For purposes of this subparagraph (2), any amendments, modifications or waivers involving a monetary amount of $25,000,000 or less shall not be deemed material."

            1(h)  Financial Covenants.  Paragraph 8(k) of the Credit Agreement is amended and restated  to read as follows:

"8(k)  Financial Covenants.

            "(1)  As of the end of any fiscal quarter, permit the Consolidated Leverage Ratio to exceed 4.00 to 1.00; or

"(2)  As of the end of any fiscal quarter permit the Senior Consolidated Leverage Ratio to exceed 2.50 to 1.00; or

"(3)  As of the end of any fiscal quarter, permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00; or

"(4)  As of the end of any fiscal quarter, permit the Adjusted Consolidated EBITDA for such fiscal quarter to be less than the amounts set forth below:

Fiscal Quarter Ending	Amount
March 31, 2006	$18,000,000
June 30, 2006	$15,000,000
September 30, 2006	$15,000,000
December 31, 2006	$20,000,000
March 31, 2007	$25,000,000
June 30, 2007	$22,000,000
September 30, 2007	$15,000,000
December 31, 2007	$21,000,000
March 31, 2008	$27,000,000
June 30, 2008	$27,000,000

"On and after consummation of the Permitted Urology Dispositions, calculations of financial covenants reflecting results of operations for any period ending prior to such Dispositions shall be made on a Pro Forma Basis after giving effect to such Dispositions and disregarding any gain realized upon, or in connection with, such Dispositions."

2.         Release of Collateral and Guaranties.  The Lenders hereby, and, pursuant to Paragraph 10(i) of the Credit Agreement confirm the authorization of the Administrative Agent to:

2(a)  Release Mentor International EURL from its obligations under the Pledge Agreement, and agree that Mentor International EURL shall no longer be deemed a "Pledgor" under the Pledge Agreement;

2(b)  Release from the Collateral the Pledged Securities (as defined in the Pledge Agreement) pledged by Mentor International EURL, including the securities of Porges S.A.S., and agree that any and all Liens on such Pledged Stock created by the Security Documents shall be terminated;

2(c)  Release Mentor Minnesota Inc. from its obligations under its Guaranty, and agree that Mentor Minnesota Inc. shall no longer be deemed a "Guarantor" under such Guaranty; and

2(d)  Authorize the Administrative Agent, at the expense of the Borrower, to take all actions and make all filings, and to execute and deliver to the Borrower such documents and notices, as Borrower shall reasonably request to release Collateral being sold pursuant to the Permitted Urology Dispositions, including promptly returning to Mentor International EURL certificates evidencing the Pledged Securities released from the Lien of the Lenders pursuant to this Paragraph 2 and filing, or authorizing the filing of, UCC-3 statements evidencing the release of such Collateral.

3.         Conditions.  Unless otherwise agreed by the Required Lenders, this Amendment shall not be effective unless all of the conditions precedent described below shall have been satisfied:

3(a)      Deliveries.  There shall have delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, each of the following (with sufficient copies for each of the Lenders):

(1)  A copy of this Amendment duly executed by the Borrower and the Required Lenders;

(2)  Financial statements and projections of the Borrower that are in form and substance satisfactory to the Required Lender prepared on a Pro Forma Basis as of a recent date after giving effect to the Permitted Urology Dispositions;

(3)  Such information concerning the Permitted Urology Dispositions as the Administrative Agent may reasonably request; and

(4)  A certificate of an Authorized Officer of the Borrower certifying (a) the names and true signatures of the officers of the Borrower authorized to sign this Amendment; (b) that, except as are attached thereto, there have been no amendments or modifications to the Organization Documents of the Borrower delivered as of the Closing Date, (c) no event has occurred that could result in a Material Adverse Effect, (d) no event has occurred that would be a Potential Default or Event of Default under the Credit Agreement, and (e) attached thereto is a true and complete copy of each Urology Purchase Agreements.

3(b)      Other Actions.  All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws.

3(c)      Satisfaction of Administrative Agent.  All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents, shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

4.         Representations and Warranties.  The Borrower represents and warrants to the Administrative Agent and the Lenders that:

4(a)  Existence, Qualification and Power.  The Borrower (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute and deliver this Amendment and to perform its obligations under this Amendment and the Credit Agreement, as amended hereby and (c) is duly qualified and is licensed and in good standing under the Requirements of Law of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license except to the extent that the failure to have such qualification or license could not reasonably be expected to have a Material Adverse Effect.

4(b)  Authorization; No Contravention.  The execution and delivery of this Amendment and the performance by the Borrower of this Amendment and the Credit Agreement as amended hereby have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of the Borrower's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation (other than under the Credit Agreement) of the Borrower or any of its Subsidiaries or affecting the Borrower or any of its Subsidiaries or the properties of the Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Requirement of Law.  The Borrower and each of its Subsidiaries is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4(c)  Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of the this Amendment by the Borrower or performance by or enforcement against the Borrower of this Amendment or the Credit Agreement.

4(d)  Binding Effect.  This Amendment and the Credit Agreement have been, duly executed and delivered by the Borrower.  This Amendment and the Credit Agreement as amended hereby constitute a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insurance or similar laws affecting the enforcement of creditors' rights generally.

4(e)  Pro Forma Financial Statements.  The Pro Forma financial statements delivered pursuant to Paragraph 3(a)(2) above were prepared based on assumptions believed by the Borrower to be reasonable and supportable.

4(f)  Subsidiaries.  Attached to this Amendment as Schedule 4(f) is a description of the Borrower's corporate organization after giving effect to the Permitted Urology Disposition.  After giving effect to the Permitted Urology Disposition, (1) Mentor Texas L.P. will be the only Material Domestic Subsidiary of the Borrower; (2) Mentor International Holdings Alpha, Inc., Mentor International Holdings Beta, Inc., Mentor International Holdings Camda, Inc. and Mentor International Holdings Delta, Inc. hold, directly or indirectly, all of the issued and outstanding Equity Interests of each Material Foreign Subsidiary of the Borrower; and (3) all of the issued and outstanding stock of Mentor International Holdings Alpha, Inc. and Mentor International Holdings Beta, Inc. has been pledged to the Administrative Agent as Collateral for the Obligations pursuant to the Pledge Agreement; and the Administrative Agent has a first priority perfected security interest on such Collateral perfected by control except to the extent otherwise expressly permitted by the Loan Documents.  The Borrower agrees, and represents, that within 30 days after the date of this Amendment, (i) the Borrower will pledge or cause to be pledged to the Administrative Agent, as Collateral for the Obligations pursuant to the Pledge Agreement, all of the issued and outstanding Equity Interests in Mentor International Holdings Camda, Inc. and Mentor International Holdings Delta, Inc. and (ii) the Administrative Agent will have a first priority security interest in such Collateral that is perfected by control except to the extent otherwise expressly permitted by the Loan Documents.

5.         Miscellaneous Provisions.

5(a)  Reaffirmation and Ratification.  The Borrower, and by its signature below, any Guarantor, hereby reaffirms all of its agreements under the Credit Agreement, as amended hereby, and the Loan Documents to which it is a party, and ratifies all action taken and not taken thereunder on or prior to the effectiveness of this Amendment.

5(b)  Severability.  The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

5(c)  Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to its choice of law rules.

5(d)  Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

MENTOR CORPORATION,
a Minnesota corporation

By:  /s/LOREN L. MCFARLAND
       Loren L. McFarland
      Vice President and Chief Financial Officer

S-1

BANK OF THE WEST, as Administrative Agent

By: /s/KAREN L. PANICI
Karen L. Panici
Vice President

BANK OF THE WEST, as a Lender

By: /s/DAVID G. KRONEN
David G. Kronen
Senior Vice President

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UNION BANK OF CALIFORNIA, N.A., as
Syndication Agent and a Lender

By: /s/JOHN HYCHE
John Hyche
Vice President

S-3

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Documentation Agent and a Lender

By: /s/GLADYS OCHANGO
Gladys Ochango
Relationship Manager

S-4

THE GOVERNOR & COMPANY OF THE BANK OF IRELAND, as
a Lender

By: /s/NOELLE MCGRATH
Noelle McGrath
Authorized Signatory

By: /s/CARLA RYAN
Carla Ryan
Authorized Signatory

S-5

COMERICA BANK, as a Lender

By: /s/ELISE WALKER
Elise Walker
Vice President

S-6

PACIFIC CAPITAL BANK, N.A., a national banking
association doing business as Santa Barbara Bank & Trust,
as a Lender

By: /s/THOMAS J. PRENDIVILLE
Thomas J. Prendiville
Senior Vice President

S-7

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/TIMOTHY D. MYERS
Timothy D. Myers
Vice President

S-8

FIRST BANK, as a Lender

By: /s/TJALLING TERPSTRA
Tjalling Terpstra
Vice President

S-9